Exhibit 10.73

Amendment to Employment Agreement

Effective as of
February 28, 2007

This Amendment modifies the letter agreement (the “Agreement”) between DTS, Inc. (“DTS” or the “Company”)) and Bill Neighbors (“Executive”) dated May 20, 2005, governing the terms of Executive’s employment with DTS.

DTS is contemplating a sale of the DTS Digital Cinema division (the “Transaction”) to another entity, which may be accomplished by a sale of substantially all of the assets of the DTS Digital Cinema division (the “Division”) or a consolidation or merger of the Division with or into any other corporation or entity. The “Closing” shall mean the consummation of the Transaction and the “Transaction Date” or “Closing Date” shall mean the date on which the Closing takes place.

Due to Executive’s experience and skills, DTS desires to retain Executive and Executive desires to continue in the employment of DTS and the Division in order to complete the Transaction and to be available to provide services that are vital to DTS through and following the Transaction Date. Therefore, the parties hereby adopt this instrument to amend the Agreement as set forth herein. All terms of the Agreement remain in full force and effect, except as modified herein.

Effective immediately, Executive’s title, duties and base salary are modified as follows:

Title:	President, Digital Cinema Division
Duties:

You agree to serve the Company as its President, Digital Cinema Division. Your duties are as defined in the Company’s job description for the position or as otherwise specified by the President of DTS or designated representative.

Base Salary:	Beginning January 1, 2007, $240,000 per year payable biweekly and subject to payroll deductions as may be necessary or customary in respect of the Company’s salaried employees in general.

Upon the Closing of the Transaction, and subject to the conditions contained herein, Executive will be entitled to the further compensation and benefits described under the applicable Transaction heading contained in this Amendment; provided, further, that Executive must be continually employed under the terms of the Agreement and actively engaged in providing the services that are contemplated hereunder up to and through the Transaction Date. Such compensation and benefits are in addition to amounts that Executive is otherwise entitled to receive under the Agreement, unless specified otherwise herein.

I.                   Sale Transaction

Upon the Closing of the Transaction, DTS shall provide Executive the following:

1)     Equity Conversion.   DTS stock options and restricted stock held by Executive will be treated as follows:

i)      Unvested Stock Options and Unlapsed Restricted Stock.   All unvested stock options and unlapsed restricted stock awards will accelerate and be fully vested on the Transaction Date. Executive’s rights with respect to such awards are further subject to the terms of the applicable stock incentive instrument and their respective stock incentive plans. However, upon termination of Executive’s employment by the DTS for reasons other than cause (as defined in the Agreement), all stock options will be exercisable for three years following such termination (but not in excess of the specified maximum term of such options).

ii)     Vested Awards.   DTS stock options and restricted stock awards that have become vested by the Transaction Date will continue to be subject to the rights, conditions and obligations set forth in their respective grant instrument and corresponding DTS stock incentive plan.

2)     Retention Bonus.   Executive will receive a retention bonus in the amount of $250,000 within three days following the Transaction Date.

3)     Sale Bonus.   Executive will be eligible for a further bonus as described on Annex A hereto.

4)     Severance Post Transaction Date.   Within nine months after the Transaction Date, the Executive will eligible for severance payable under the Agreement only if the following event occurs:

i)      The Executive terminates his or her employee status due to the fact that the principal place of the performance of the responsibilities and duties of the Executive is changed to a location more than 50 miles from such Executive’s existing work location without the Executive’s express consent.

II.              Taxes & Withholding.

Any and all payments to be made to the Executive hereunder shall be subject to all applicable local, state and federal taxes and associated withholding and any such other withholdings as previously agreed to by the Executive.

III.         Definitions & Amendments.

All capitalized terms not otherwise defined in this Amendment shall have the same meaning as in the Agreement.

This Amendment does not delete, terminate or replace any provision of the Agreement except as specifically provided herein. All other terms, conditions, responsibilities, agreements and obligations shall remain in full forces and effect.

By executing this Amendment, Executive understands and agrees that employment with DTS is and remains “at-will.” Executive’s employment with DTS is entered into voluntarily and DTS acknowledges that Executive may resign at any time. Similarly, Executive acknowledges that DTS is free to conclude its employment relationship with Executive at any time DTS deems appropriate. Certain other terms of Executive’s employment may change with or without notice; provided, however, this at-will relationship can be changed only in a written agreement signed by Executive and the President & Chief Executive Officer of DTS.

/s/ JON KIRCHNER	/s/ SHARON FALTEMIER
Jon Kirchner	Sharon Faltemier
President and Chief Executive Officer	Senior Vice President, Human Resources
Acceptance:
/s/ BILL NEIGHBORS	March 22, 2007
Bill Neighbors	Date